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                                                                   EXHIBIT 99.1

MTL COMMENCES TENDER OFFER AND CONSENT SOLICITATION FOR 10-3/8 PERCENT SENIOR NOTES OF CHEMICAL LEAMAN

PLANT CITY, Fla.--(BUSINESS WIRE)--July 28, 1998--MTL INC.("MTL" or the "Company"), today announced that it has commenced a tender offer and consent solicitation for the outstanding 10-3/8 percent Senior Notes due 2005 ("Notes") of Chemical Leaman Corp. ("CLC").

The tender offer price is equal to (i) the present value on the payment date of $1,051.88 per Note (the amount payable on June 15, 2001, which is the first date on which the Notes are redeemable (the "Earliest Redemption Date")) and all future interest payments payable up to the Earliest Redemption Date, determined on the basis of a yield to the Earliest Redemption Date equal to the sum of (x) the yield on the 5-5/8 percent U.S. Treasury Note due May 15, 2001, based on the bid price for such security as of 2:00 p.m., New York City time, on Aug. 19, 1998, the third business day immediately preceding the scheduled expiration date of the tender offer, plus (y) 75 basis points, less (ii) a consent payment of $20.000 per $1,000 principal amount of Notes for which a valid consent is received (the "Consent Payment").

In conjunction with the tender offer, MTL is soliciting consents to eliminate substantially all of the restrictive covenants and certain default provisions in the indenture under which the Notes were issued, other than the covenants to pay interest on the Notes and the related default provisions.

The offer is conditioned upon, among other things, the receipt of consents from the holders of at least a majority in principal amount of the Notes and the consummation of the previously announced merger of a subsidiary of MTL with and into the CLC (the "Merger"). Holders who tender their notes in the offer are required to consent to the proposed amendments to the indenture.

The Consent payment will only be paid to holders of Notes who tender their Notes and give their consent at or prior to 5:00 p.m., New York City time, on the date (the "Consent Date") that is one business day following the public announcement by press release of the date which is the later of Aug. 11, 1998 and the date on which the requisite consents to the proposed amendments are received.

The offer will expire at 5:00 p.m., New York City time, on Aug. 24, 1998, unless otherwise extended. If the expiration date of the offer is extended to a date later than Aug. 27, 1998, the determination date for the yield of the U.S. Treasury Notes on which the pricing will be based will be extended to a date that is the third business day immediately preceding such extended expiration date. Tendered Notes may be withdrawn and related consents may be revoked at any time on or prior to 5:00 p.m., New York City time, on the Consent Date.

For additional information regarding the pricing, tender and delivery procedures and conditions to the offer and consent solicitation, reference is made to the Offer to Purchase and Consent Solicitation Statement, and the related transmittal documents, copies of which may be obtained from D.F. King & Co., Inc., the information agent for the offer and the solicitation, and BT Alex. Brown Inc. and Credit Suisse First Boston Corp., the dealer managers for the offer and the solicitation agents for the solicitation.

MTL also announced today that it has entered into an agreement with CLC amending certain provisions of the Merger and that the source of funds to be used to consummate the Merger are now expected to include approximately $235 million of additional MTL senior bank indebtedness and $32 million of preferred and common equity.

MTL Inc. operates approximately 1,900 tractors and 4,000 tank trailers through its three principal transportation subsidiaries: Montgomery Tank Lines Inc., Quality Carriers Inc. and Levy Transport Ltd.

Headquartered in Exton, Pa., Chemical Leaman Corp. is a holding company with varied business interests in the bulk transportation services industry, including: Chemical Leaman Tank Lines Inc., QualaSystems Inc., Fleet Transport Company Inc., TransPlastics Inc., Leaman Logistics Inc., EnviroPower Inc. and Power Purchasing Inc.

Both companies are Chemical Manufacturers Association Responsible Care(R) Partners and serve a wide variety of manufacturing and industrial customers including a large number of Fortune 500 chemical companies.

This press release contains statements of a forward-looking nature relating to future events. Shareholders are cautioned that such statements are predictions and that actual events or results may differ significantly.

This release is available on the KCSA Worldwide Public Relations website at www.kcsa.com.
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Contact:

        MTL Inc., Plant City
        Daniel R. Furth, 800/282-2031
                     or
        Chemical Leaman Corp., Exton
        Cydney L. Gilbertson, 610/363-4443
                     or
        KCSA, New York
        Joseph A. Mansi/Adam I. Friedman
        212/682-6300 ext. 205/215